EXHIBIT 5.1

                                October 15, 1997

Comfort Systems USA, Inc.
Three Riverway, Suite 200
Houston, Texas 77056

Ladies and Gentlemen:

      We have acted as counsel to Comfort Systems USA, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to an aggregate of 3,750,000 shares (the "Shares") of the Company's common stock, par value $.01 per share, to be offered upon the terms and subject to the conditions set forth in the Comfort Systems USA, Inc. 1997 Long-Term Incentive Plan , the Comfort Systems USA, Inc. 1997 Non-Employee Director Plan and the Comfort System 1998 Employee Stock Purchase Plan (the "Plans").

      We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from the officers and directors of the Company and have considered such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals. We have not independently verified any matter of fact relating to this opinion.

      Based on such examination and review and on representations made to us by officers of the Company, we are of the opinion that the Shares have been duly and validly authorized and will, on issuance and delivery against payment therefor as contemplated in the Plans, be validly issued, fully paid and nonassessable.

      This firm consents to the filing of this opinion as an exhibit to the Registration Statement. This opinion is delivered solely for your benefit and may not be used or relied upon for any purpose by any other person or entity without our express prior written authorization.

                                          Very truly yours,

                                          Bracewell & Patterson, L.L.P.